As filed with the Securities and Exchange           Registration  No.: 333-86258
Commission on May 14, 2003

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                               AMENDMENT NO. 8 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------

                                WIEN GROUP, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           NEW YORK                       6199                   13-2614100
  (STATE OR JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL    (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)  CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)


                              525 WASHINGTON BLVD.
                              JERSEY CITY, NJ 07310
                                 (201) 216-0100

   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL
                               PLACE OF BUSINESS)

                                  WILLIAM RYDER
                              525 WASHINGTON BLVD.
                              JERSEY CITY, NJ 07310
                                 (201) 216-0096

           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   ----------
                          COPIES OF COMMUNICATIONS TO:
                            L. STEPHEN ALBRIGHT, ESQ.
                       17337 VENTURA BOULEVARD, SUITE 224
                            ENCINO, CALIFORNIA 91316
                            (818) 784-0040 (EXT. 23)
                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [_]


--------------------------------------------------------------------------------
                         Calculation of Registration Fee
--------------------------------------------------------------------------------
                                       Proposed        Proposed
                                       maximum         maximum         Amount of
Title of securities  Amount to be      offering price  aggregate       registra-
to be registered     registered        per share       offering price  tion fee
--------------------------------------------------------------------------------

Common Stock         3,000,000 shares  $0.20           $600,000         $55.20
par value $0.01
--------------------------------------------------------------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS


                   Dated: May 14, 2003 Subject to completion


                                    $600,000
                                WIEN GROUP, INC.
                        3,000,000 SHARES OF COMMON STOCK

     We are offering up to 3,000,000 shares of our Common Stock for $0.20 per share with no minimum purchase requirements. Our officers, on a "best efforts" basis, are selling the offering. There is no minimum number of shares that must be sold, and there are no escrow arrangements for the proceeds. There is no public market for the shares. The offering will terminate upon the earlier of two years from the date of this prospectus or the listing of our shares in a public market. The price of the Common Stock has been arbitrarily determined by us.

     PLEASE REVIEW THE RISK FACTORS WHICH BEGIN ON PAGE 7. THESE PROVIDE IMPORTANT INFORMATION REGARDING THE RISKS ASSOCIATED WITH THE PURCHASE OF SHARES. YOU SHOULD PURCHASE THESE SHARES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                     Price to           Offering      Proceeds
                                     Purchasers         Expenses      to Company
--------------------------------------------------------------------------------
Per share..........................  $0.20              $0.02          $0.18
Aggregate..........................  $600,000           $60,000        $540,000
================================================================================
     Assumes the sale of all 3,000,000 shares of Common Stock we are offering.


                    This prospectus is dated May ___, 2003

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Prospectus Summary.......................................................      5
Risk Factors.............................................................      7
Use of Proceeds..........................................................     10
Dilution.................................................................     11
Market for Common Equity and Related Stockholder Matters.................     13
Determination of Offering Price..........................................     14
Management's Discussion and Analysis or Plan of Operation................     14
Business.................................................................     16
Management...............................................................     22
Certain Relationships and Related Transactions...........................     25
Principal Stockholders...................................................     26
Plan of Distribution.....................................................     27
Description of Securities................................................     28
Disclosure of Commission Position on Indemnification for
   Securities Act Liabilities............................................     28
Legal Matters............................................................     29
Experts..................................................................     29
Where You Can Find More Information......................................     29
Index to Financial Information...........................................     30
Back Cover of Prospectus..................................      (no page number)
                                   -----------


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF THE COMPANY'S COMMON STOCK IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               PROSPECTUS SUMMARY

THE COMPANY

     Wien Group, Inc. (throughout this Prospectus, the terms the "Company" "we," "us," "our," and "Wien Group" refer to Wien Group, Inc.) was originally incorporated under the name of John DeNigris Associates, Inc, in New York in 1968 and became known as Wien Group Inc. in 1974. From 1968 through September 1981our business was financial public relations. We assisted clients in, among other things, shareholder relations, and the distribution of corporate information to the financial press. From October 1981 through July 1999 we were dormant.

     The Company has a limited  operating  history but has  commenced  providing
corporate   finance  and  investment   banking  advisory   activities  to  small
capitalization and emerging growth companies.

     The Company commenced operations in July 1999 and issued 1,925,000 shares of common stock in 2001. Additionally, in July 2001, the company issued 10,000 shares of common stock at $0.10 per share as compensation for services rendered. The Company operations originally consisted of raising capital and in June 2001 it initiated its corporate financial services business .

     Our principal executive offices are located at 525 Washington Blvd., Jersey City, NJ 07310. The phone number is (201) 216-0100.

     The Company is not a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or an investment adviser under the Investment Advisers Act. Further, the Company is not acting as a bank, as that term is ordinarily understood, and is not subject, nor will it become subject to any regulator agency.

THE OFFERING

     Wien Group is offering 3,000,000 of its shares for sale to the public at a price of $0.20 per share.

SHARES OUTSTANDING PRIOR TO OFFERING

     The total number of shares of Wien Group's Common Stock, which are issued and outstanding prior to this offering, is 2,970,046. No other shares, warrants, or options for our Common Stock have been issued.

SHARES OUTSTANDING ASSUMING THE ENTIRE OFFERING IS SOLD

     Assuming that all 3,000,000 shares offered for sale by this offering are sold, then the total number of Wien Group's issued and outstanding shares would be 5,970,046.

USE OF PROCEEDS

     We estimate the expenses of this offering, such as printing, legal, and accounting costs, will be approximately $60,000. We anticipate selling all 3,000,000 shares and having $540,000 in net proceeds available to us. However, we cannot know how many shares will be sold. Accordingly, depending upon the amount of proceeds generated by this offering, we plan to use approximately 78% of the proceeds for general working capital. General working capital funds will be used to pay salaries to both professional and administrative office personnel, rent, and other general office expenses. The number of people hired for both professional and administrative positions will depend upon the funds available to us for these purposes. The balanced of the proceeds will be used for bridge financing to certain clients.

SUMMARY FINANCIAL DATA

     The data summarized below is not complete. It should be read in conjunction with the Company's financial statements and accompanying notes contained in this registration statement on page F-1 and following pages.

                                                        Years Ended June 30,
                                                   -----------------------------
                                                      2002                2001
                                                   -----------------------------
Income Statement Data

Net Revenue ............................           $ 27,252            $  1,128
Net Loss ...............................            (37,806)            (20,521)
Net Loss per Share .....................             (0.013)             (0.010)

                                                               June 30,
                                                   -----------------------------
                                                      2002                2001
                                                   -----------------------------
Balance Sheet Data

Working Capital ..........................         $111,815            $182,706
Total Assets .............................          150,740             192,981
Stockholders' Equity .....................          116,240             153,046


                                                     Six Months Ended Dec. 31,
                                                   -----------------------------
                                                      2002                2001
                                                   -----------------------------
Income Statement Data

Net Revenue ............................           $ 17,706            $  1,705
Net Loss ...............................            (10,389)            (11,547)
Net Loss per Share .....................             (0.003)             (0.004)

                                                              Dec. 31,
                                                   -----------------------------
                                                      2002                2001
                                                   -----------------------------

Balance Sheet Data

Working Capital ..........................         $114,736            $162,899
Total Assets .............................          141,486             172,499
Stockholders' Equity .....................          105,851             142,499

If and when we are successful in having our shares listed and publicly traded, thereby creating a market for the stock, this offering will automatically terminate and no further shares will be offered for sale or sold under this offering. The termination will apply to all unsold shares as of the date Wien Group's stock becomes publicly traded.

                                  RISK FACTORS

     INVESTORS MAY BE SUBJECT TO THE TOTAL LOSS OF THEIR INVESTMENT. AN INVESTMENT IN SHARES OF WIEN GROUP, INC.'S COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. You should carefully consider the following factors and the other information contained in this prospectus before deciding to purchase shares in Wien Group, Inc.

     THERE IS NO PUBLIC MARKET FOR OUR STOCK. AS A RESULT, INVESTORS MAY NOT BE ABLE TO SELL THEIR SECURITIES. Currently, there is no trading market for any of our stock. Although we contemplate developing a market for our stock in the future, there can be no assurance that a market for our stock will be created or, if such a market is created, that it will be sustained. Accordingly, purchasers of the stock may have to hold the stock indefinitely. Further, the Securities and Exchange Commission has adopted regulations which define a "penny stock" to be any equity security that has a market price (as therein defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transactions involving a penny stock, unless exempt, the rules require the delivery, prior to any transaction involving a penny stock by a retail customer, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. You should consider these risks as well as the uncertainties, delays, and difficulties normally associated with any developing and expanding new business, many of which may be beyond our control.

     THIS OFFERING IS BEING CONDUCTED ON A "BEST EFFORTS" BASIS WITH NO MINIMUM SALES REQUIREMENTS. IF WE ARE ONLY ABLE TO RAISE A MINIMUM AMOUNT OF FUNDS, THEN IT IS POSSIBLE THAT ALL FUNDS OBTAINED MAY GO SOLELY TOWARDS OFFERING EXPENSES. The shares being registered under this Registration Statement will be offered for sale to the public solely by certain of the Company's directors on a "best efforts" basis (see PLAN OF DISTRIBUTION, page 26). We have not entered into, nor do we intend to enter into, any agreement, understanding, or arrangement with any underwriter or broker-dealer regarding the sale of Common Stock in this offering, nor is there an underwriter or coordinating broker acting on our behalf in connection with this offering.

     Since this is a best-efforts offering made through two of our officers and directors, we are not required to sell a minimum number of shares or a minimum dollar amount before we are entitled to keep an investor's payment for shares. All funds received from investors will not be deposited in any escrow, trust, or similar account. All funds received from investors will be available for our immediate use.

     We have a very short operating history and limited operations. Therefore, it is difficult to predict whether or not we will ever be profitable and, if profitable, to what extent. Until July 1, 1999, we were dormant and had no operating history. These two factors make it more difficult and riskier for you to estimate our chances for success. We began our corporate financial services operations on July 1, 2001, when we signed a joint venture agreement with United Institutional Investment, Inc. (see BUSINESS, page 16 and CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, page 25). As we continue to develop our business, expenses are expected to exceed revenues. This is expected to continue for an indefinite period of time. Until we are profitable, if ever, our ability to continue as a going concern will depend on our ability to continuously obtain financing either from the sale of stock by this offering, or from other sources.

     UPON COMPLETION OF THIS OFFERING WE MAY NEED SUBSTANTIAL ADDITIONAL CAPITAL TO EFFECTIVELY COMPETE IN THE CORPORATE FINANCIAL SERVICES BUSINESS. The capital raised by this offering may not be sufficient to meet our long-term need or goals. If we seek additional capital your investment in the company will be immediately diluted. Our operations will require outside financing that may not be available to us or may not be available on favorable terms. We believe that we will be able to fund operations for the next 12 months with the proceeds of this offering. If we sell fewer shares than are offered, we expect that we will still be able to satisfy current cash requirements through a cutback in operations and/or debt financing. If this is the case, we may not be able to obtain such financing on favorable terms, if at all. Any further equity financing would dilute our existing stockholders' equity. We are unable to predict whether such dilution would be substantial. Any debt financing would increase our need for cash to service the debt. If funding to meet our needs is not available from any of these sources, we may be required to significantly scale back our planned operations.

     Currently, our joint venture with United Institutional Investors, Inc. ("United") relies heavily on United to provide the joint venture with new clients and other services relating to its business. As of the date of this Registration Statement, our joint venture with United represents approximately 40% of our current client base (see BUSINESS, page 16). The terms of our joint venture agreement provide for it to run until terminated by the bankruptcy or dissolution of either party or upon the mutual consent of the parties. If the joint venture agreement is terminated for any reason, such termination could result in the immediate loss of customers and cause a significant lapse in our ability to generate new customers. Such a termination may also have a substantial negative impact on our ability to provide merchant banking consulting services to our clients and to the joint venture's clients who remain with us following any such termination.

NONE OF OUR CURRENT MANAGEMENT HAS AN EMPLOYMENT CONTRACT WITH US, NONE RECEIVE COMPENSATION, NONE ARE REQUIRED TO DEVOTE ANY SPECIFIC AMOUNT OF TIME TO US AND REPLACEMENTS, IF NECESSARY, MAY NOT BE FOUND. Our success depends in large part on the continued service of Stephen Wien, our president and chief executive officer, and Alan Hirsch, our executive vice president. Neither Mr. Wien nor Mr. Hirsch has an employment contract with us. Further, due to our limited income and resources, neither of them has received any compensation to date and no arrangements have been made or agreed upon with either of them as to compensation in the future. As a result, either of them may resign at any time without any prior notice. The loss of the services of either of these key individuals could have a material adverse effect on our business. Competition for qualified personnel is intense, and there are a limited number of people with comparable knowledge and experience in the corporate financial consulting industry. If Mr. Wien or Mr. Hirsch left us, we might not be able to find qualified replacements and might be forced to make significant changes to our business. Further, we seriously doubt whether we could hire suitable replacements until we commence generating revenues sufficient to pay market rate salaries to qualified replacements. Since the current members of our management team, which consist solely of our current officers and directors, are not receiving salaries, they must devote most of their time to other business interests and jobs in order to generate income. None of our management team are required to provide any specific amount of time to the Company. We believe the management team will provide amounts of time to the Company that will be sufficient for it to raise funds, continue operations, and grow operations. However, we have no contracts or binding commitments from the management team to devote any time to the Company.

                                 USE OF PROCEEDS

     The following table describes how we plan to allocate the proceeds of this offering, assuming we sell either half or all of the 3,000,000 shares of Common Stock we are offering:

                                             Sale of               Sale of
                                        1,500,000 Shares       3,000,000 Shares
                                        (50% of Offering)     (100% of Offering)
                                        -----------------     -----------------

Gross proceeds .....................         $300,000              $600,000

Estimated offering expenses
   (e.g.; printing and mailing
   costs, legal and accounting
   fees, SEC registration fee,
   and blue sky fees) ..............           60,000                60,000
                                             --------              --------

Estimated net proceeds .............         $240,000              $540,000
                                             ========              ========

Estimated uses of proceeds

Payroll ............................         $165,000              $370,000

Bridge financing ...................         $ 50,000              $120,000

General office expenses ............         $ 25,000              $ 50,000
                                             --------              --------

                                             $240,000              $540,000
                                             ========              ========

     Assuming the sale of 3,000,000 shares in the offering, we believe that the net proceeds of the offering will be sufficient to cover our planned capital needs for at least the next twelve months. Our first priority will be the building of a staff of professional and administrative personnel to work with and expand our client base. We anticipate spending approximately $370,000 during the next twelve months in payroll expenses for that purpose. Our next priority is to utilize approximately $120,000 of the net proceeds from the offering for bridge financing for some of our clients. Currently we do not have any agreements or commitments to provide bridge financing to any of our clients. The balance of the proceeds, approximately $50,000, will be allocated to the payment of general office expenses such as bookkeeping, utilities, office equipment and supplies.

     There are no plans to utilize any of the proceeds from this offering to acquire assets or to finance the acquisition of other businesses. Additionally, none of the proceeds from this offering are being paid directly or indirectly, or have been allocated for the purpose of paying any officer, director, their associates or affiliates. If we sell fewer than 3,000,000 shares, we may be required to seek financing from other sources or significantly scale back our business plans accordingly.

     The term "bridge financing" as used above, refers to the monies our company loans to corporations to cover cash their needs while they await the receipt of proceeds from the sale of equity, or other fund raising mechanism.

     If and when our stock becomes publicly traded, whether on a national exchange, NASDAQ, the OTC Bulletin Board, or the Pink Sheets, then this offering will automatically terminate. Thus, the amount of proceeds from the sale of shares in this offering may be reduced if our shares become publicly traded before all 3,000,000 shares are sold.

                                    DILUTION

     The following table shows the differences in total consideration paid and average price per share of Common Stock paid by our existing stockholder and by new investors in this offering. The table assumes that we sell various percentages of the shares offered.


If we sell 1,000,000 (33%) of the shares:
----------------------------------------
                                                                  Percentage of
                                     Percent of       Total           Total
                         Number of   Shares       Consideration   Consideration   Average Price
                          Shares     Purchased        Paid            Paid        Paid Per Share
                          ------     ---------        ----            ----        --------------
Shares purchased
prior to 2001 private
placement                1,035,046     26%             N/A             0%              N/A

Shares purchased in
2001 private
placement                1,935,000     49%          $192,000           49%            $0.10

New investors            1,000,000     25%          $200,000           51%            $0.20
     Total               3,970,046    100%          $392,000          100%            $0.10



If we sell 2,000,000 (66%) of the shares:
----------------------------------------
                                                                  Percentage of
                                     Percent of       Total           Total
                         Number of   Shares       Consideration   Consideration   Average Price
                          Shares     Purchased        Paid            Paid        Paid Per Share
                          ------     ---------        ----            ----        --------------
Shares purchased
prior to 2001 private
placement                1,035,046     21%             N/A             0%              N/A

Shares purchased in
2001 private
placement                1,935,000     39%          $192,000           32%            $0.10

New investors            2,000,000     40%          $400,000           68%            $0.20
     Total               4,970,046    100%          $592,000          100%            $0.12


If we sell 3,000,000 (100%) of the shares:
-----------------------------------------
                                                                  Percentage of
                                     Percent of       Total           Total
                         Number of   Shares       Consideration   Consideration   Average Price
                          Shares     Purchased        Paid            Paid        Paid Per Share
                          ------     ---------        ----            ----        --------------
Shares purchased
prior to 2001 private
placement                1,035,046     18%             N/A             0%              N/A

Shares purchased in
2001 private
placement                1,935,000     32%          $192,000           24%            $0.10

New investors            3,000,000     50%          $600,000           76%            $0.20
     Total               5,970,046    100%          $792,000          100%            $0.13

     The following table shows the dilution of net tangible book value per share assuming we sell different numbers of shares of Common Stock in this offering. Net tangible book value per share represents the amount of our total assets ($150,740 as of June 30, 2002), less the amount of our intangible assets and liabilities ($34,500 as of June 30, 2002), divided by the number of shares of Common Stock outstanding (2,970,046 as of June 30, 2002).

                                                     Number of Shares Sold
                                               1,000,000   2,000,000   3,000,000
                                               ---------   ---------   ---------

Offering price per share of Common Stock       $   0.20    $   0.20    $   0.20
Net tangible book value per share
   as of June 30, 2002 ..................      $   0.04    $   0.04    $   0.04
Increase in net tangible book value
   per share attributable to new
   investors ............................      $   0.02    $   0.05    $   0.07

Proforma net tangible book value per
   share as of June 30, 2002, after
   the offering .........................      $   0.07    $   0.10    $   0.11

Per share immediate dilution of net
   tangible book value per share to
   new investors ........................      $   0.13    $   0.10    $   0.09

Percentage dilution per share ...........         65.0%       50.0%       55.0%

                      MARKET FOR COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

NO PUBLIC MARKET

     There is currently no public market for our Common Stock. When and if we receive notice from the Securities and Exchange Commission that this registration statement has become effective, we will seek to have our stock quoted for trading on either the Over-The-Counter Bulletin Board system (also known as the OTCBB) or the Pink Sheets Electronic Quotation Service. There can be no assurance that this registration statement will be declared effective by the Commission or that we will qualify to have our stock quoted on the OTC Bulletin Board system, the Pink Sheets Electronic Quotation System, or any stock exchange or stock market.

     Both the Over-The-Counter Bulletin Board system and the Pink Sheets Electronic Quotation Service have very minimal listing requirements imposed on companies that desire to be listed in their systems.

     The Over-The-Counter Bulletin Board system requires that the company's stock be registered with the Securities and Exchange commission, that the company be current with its Securities and Exchange Commission filings requirements, have at least one (1) market maker, and have a Form 15-211(c) on file with the National Association of Securities Dealers (also known as the NASD). There are no requirements as to stock price, bid and asked quotes, number of shareholders, number of shares held by each shareholder, or number of shares traded.

     The Pink Sheets Electronic Quotation Service requires that the company's stock be registered with the Securities and Exchange Commission, have at least one (1) market maker, and have a Form 15-211(c) on file with the National Association of Securities Dealers (also known as the NASD). The Pink Sheets do not have any minimum requirements as to stock price, bid and asked quotes, number of shareholders, number of shares held by each shareholder, or number of shares traded.

     If and when Wien Group is successful in having its shares listed and publicly traded, this offering will automatically terminate. No shares will be offered for sale or sold under this offering once Wien shares become publicly traded. The termination applies to all unsold shares as of the date Wien Group's stock becomes publicly traded.

COMMON STOCK

     The Company's certificate of incorporation provides for the authorization of 25,000,000 shares of Common Stock, $0.01 par value and 1,000 shares of Convertible Preferred Stock, par value $0.01 per share. As of June 30, 2002, 2,970,046 shares of Common Stock were issued and outstanding, all of which are fully paid and non-assessable. As of June 30, 2002, there were 143 shareholders of record.

     The Company has never declared or paid any cash dividends on its Common Stock. Management currently intends to retain future earnings, if any, for operations and to develop and expand our business. We do not anticipate paying any dividends on our Common Stock in the foreseeable future. Any future determination with respect to the payment of dividends on the Common Stock will be at the discretion of the board of directors and will depend on, among other things, operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions, and other factors the board of directors deems relevant.

     Each share of our Common Stock is entitled to one vote. Our stockholders have no preemptive rights.

     The transfer agent for our Common Stock is Continental Transfer & Trust Company. They are located at 17 Battery Place, New York, NY. Their telephone number is 212 509-4000.

     As stated above, our Articles of Incorporation authorize the issuance of 1,000 shares of Convertible Preferred Stock, par value $0.01 per share. As of June 30, 2002 there were no Convertible Preferred shares outstanding.

                         DETERMINATION OF OFFERING PRICE

     We have arbitrarily set the offering price for our Common Stock. The offering price does not bear any direct relationship to our book value, contemplated earnings, or any other objective standard of worth. No public market exists for shares of our Common Stock; thus, we have no history of market prices to use as a measure of the value of the shares we are offering.

     If and when we are successful in having our shares listed and publicly traded, thereby creating a market for the stock, this offering will automatically terminate and no further shares will be offered for sale or sold under this offering. The termination will apply to all unsold shares as of the date Wien Group's stock becomes publicly traded.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

GENERAL

     Until July 1, 1999, we were dormant. Between that time and July 2001, management focused its entire efforts on the development of our business plan and raising start-up capital. As a result, there were no revenues generated from operations for the fiscal year ended June 30, 2001. However, during the dormant period we earned $985 and $113 in interest and dividend income, respectively and $30 in change in unrealized appreciation of investments. In 2002, interest income increased $1,355 to $2,340 and dividend income increased $1,112 to $1,225 due to earnings on cash and investments. The change in unrealized appreciation of investments increased $1,620 to $1,650 due to the increase in market value of investments. Revenues from corporate finance fees for the year ended June 30, 2002, were $22,037. As no income was generated for the comparable periods in the prior year, no comparison is presented.

For the six months ended December 31, 2002 compared to December 31, 2001, interest income increased $438, from $1,705 to $2,143 and dividend income decreased $587, from $675 to $88 due to interest accrued on our note receivable and the sale of dividend producing investments. We sold our investment in July 2002 realizing a gain of $655 offset by an unrealized loss of $1,680 for a net loss of $1,025 in 2002 compared to an unrealized loss of $675 in the prior period. Revenues from corporate finance fees for the six months ended December 31, 2002 were $16,500. As no income was generated for the comparable period in the 2001, no comparison is presented.

COSTS AND EXPENSES

     For the years ended June 30, 2001 and June 30, 2002, our expenses increased from $21,649 to $65,058. This represents an increase of $43,409, or approximately 200%. This increase was due primarily to fees paid of $29,365 for consulting in connection with our SEC filings and investment banking fees, the increase in professional fees by $7,146 and payment of office rental of $8,374 to a non-affiliated third party. The minority interest in joint venture earnings was $4,365 in 2002 and $0 in 2001 because the joint venture began in the current period.

     Overall, our losses from 2001 to 2002 went from $20,521 to $37,806. This represents an increase of $17,285, or approximately 84%.

     For the six months ended December 31, 2002 and 2001, our expenses increased from $13,252 to $21,845. This represents an increase of $8,593, or approximately 65%. This increase was due an increase in legal and accounting fees and a decrease in occupancy costs. Our offices are currently provided at no cost by a company related by common management. The minority interest in joint venture earnings was $6,250 in 2002 and $0 in 2001 because the joint venture began in the current period.

     Overall, our losses from 2001 to 2002 went from $11,547 to $10,389. This represents a decrease of $1,158, or approximately 10%.

EMPLOYEES

     As described elsewhere in this Prospectus, currently, the Company's only employees are Mr. Stephen S. Wien, the Company's President, and, Mr. Alan D. Hirsch, the Company's Executive Vice President. Messrs. Wien and Hirsch work on a part time basis for the Company and to date, have not received any compensation. They are also the only employees working for the joint venture, again, part time and without compensation thus far. In the event that the Company does not raise sufficient funds as a result of this offering, and cash flow from operations is insufficient to permit the hiring of additional employees, then the Company's officers and directors will continue to operate the Company for no compensation and they will not hire any employees. Should the Company raise sufficient funds from this offering, or if cash flows from operations are sufficient, then it expects to hire 6 employees, 2 as general and administration staff, 2 as intermediate management and 2 as executives, such as a Chief Operating Officer and a Chief Financial Officer.

LIQUIDITY AND CAPITAL RESOURCES

     We have a limited operating history and a history of net losses. On December 31, 2002, we had $114,736 in cash and cash equivalents On June 30, 2002, we had $111,815 in cash and cash equivalents. We expect that cash from operations and proceeds from the sale of Common Stock in this offering will be sufficient to satisfy our budgeted cash requirements for at least the next 12 months, provided that we meet revenue expectations and are able to sell all of the shares of Common Stock that we are offering. If we sell fewer shares than offered, we may be required to seek additional equity or debt financing from other sources, which may not be available on acceptable terms. Further, our ability to pursue any business opportunity that requires us to make a cash payment would also depend on the amount of funds that we can secure from these various sources. If funding is not available from any of these sources to meet our needs, we will delay any business transaction requiring the payment of cash and significantly scale back our operations.

                                    BUSINESS

DEVELOPMENT OF BUSINESS

PART 1

     ITEM 1.  DESCRIPTION OF BUSINESS

     (a) Background

         Wien Group Inc. (formerly John DeNigris Associates, Inc.), (the "Company"), was incorporated in New York on March 18, 1968. The firm conducted a public relations business and traded in the public market until December 1991 when the corporation ceased operations. The company remained inactive until September 1998 when the corporation reacquired its good standing status with the State of New York.

     (b) Narrative Description of Business

     Business of the Company

         The core business of Wien Group, Inc., is to provide corporate financial advisory services to small and emerging companies that require
     advisory   services  to  continue  their  growth  within  their  respective industry. We primarily focus on the manufacturing, retail, music & entertainment, and health care industries. These services include: general corporate finance, merger and acquisition advisory services, consulting on overall corporate strategy, facilitating asset-based lending, and arranging equipment-leasing contracts.

         The  Company  and  its  joint  venture  partner  United   Institutional
     Investors, Inc. have developed a network of relationships through which potential clients are introduced. This network is currently the primary resource for originating business. To further expand our client base we intend, as soon as financial resources permit, to commence a marketing campaign that involves print advertisements in targeted trade publications.

         We initiated our corporate financial advisory service business on July 1, 2001, by entering into a joint venture agreement with United Institutional Investments, Inc., ("United") (see CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, page 25), a company specializing in corporate financing. Under the terms of the agreement we will work jointly, on a non-exclusive basis, with United to provide financial advisory services to small and emerging growth companies. These services include, corporate finance, merger and acquisition advisory services, consulting on overall corporate strategy, and facilitating asset-based lending. Although we do not have any subsidiaries, our joint venture with United is treated like a subsidiary in our financial statements. The operations of the joint venture have been limited to its involvement with the Company. Currently, the joint venture's business is identical to that of the Company. Further, we do not anticipate the expansion of either the joint venture's or the Company's business beyond the activities discussed in this Registration Statement. We have no other subsidiaries or joint ventures.

         Under the terms of the agreement we will pay 50 percent of the expenses incurred by the joint venture and will share equally in all revenues derived by the joint venture. This agreement can be terminated at any time by mutual consent of both parties (see RISK FACTORS, page 7).

         Our agreements with customers are entitled "engagement letters" and are referred to as "engagement letters" in our list of exhibits. However, these "engagement letters" represent valid, binding and enforceable contracts which we refer to as either "contracts," "agreements," or "consulting agreements." In every instance that we use any of these terms, the reference is to a valid, binding and enforceable contract between the Company and the client/customer. Other than identification, there is no practical, material or consequential difference between the terms.

         To date, the joint venture has secured four contracts with companies to provide various consulting services. These advisory services include the arranging of financing for operations and expansion, merger and acquisition advice, and representing the company with regard to introduction to accredited investors, financial institutions, strategic partners, and potential clients.

         The first of these consulting agreements was signed on September 7, 2001, with First Step Distribution Network, Inc., a privately held computer licensing organization located in California. First Step Distribution creates opportunities for existing manufacturers of various hardware and software to license their technology and receive royalty payments from the manufacturers. Their client list includes Intel, Microsoft, Conexic, and many others.

         The six-month agreement with First Step expired on March 6, 2002, and was not renewed. During the time we were retained by First Step, our company provided consulting services relating to a merger with K2 Digital, Inc. We assisted with due diligence of K2 Digital, and provided advisory work in regard to overall business strategy and introduction to strategic partners.

         The second contract is a two-year agreement signed on September 24, 2001, with Erica, Inc. Erica is located in Puerto Rico and is a water bottling company whose customers include the U.S. Navy, Wal Mart, and Sam's Club. The term of this contract is for two years.

         The third contract is a three year agreement signed on November 1, 2001, with Zephyr Media LLC, a company involved with two aspects of the music business. First, they create radio promotions for various labels, including their own, in two formats: Smooth Jazz and Hard Rock. Both are considered by today's standards as "niche" formats. They also have two record labels that create music in these two formats. They sell their CD's, etc., in traditional locations, such as music and electronic stores, but also to QVC. They also create compilation packages for QVC, which in turn sells them on their various shows.

         The fourth contract is a one-year contract signed on April 30, 2002, with Wottage International Corporation, Ltd. Wottage International invests in small- to medium-sized growth companies.

         In addition to the four contracts signed on behalf of the joint venture, we have signed nine contracts with clients to provide advisory services on our own.

         The first of these contracts is a one-year agreement signed on May 6, 2002, with GSI Technologies USA, Inc. GSI Technologies USA, Inc. develops and markets software principally for use by advertisers utilizing electronic billboards, interactive kiosks and many other types of electronic screens with full video capabilities.

         The second contract is a one-year agreement signed on June 26, 2002, with Health-Renu, Inc. Their business is the production and marketing of skin and wound care products. All of Health-Renu's products are registered with the FDA as skin hygiene products.

         The third contract is a one-year agreement signed on August 20, 2002, with Mobile Area Networks, Inc. Among other things, Mobile Area Networks provides their clients with digital connectivity, allowing mobile laptop users to securely access the Internet as well as private Intranets at speeds heretofore only available to wired LAN or private network users.

         The fourth contract is a one-year agreement with Bio Defense Corp. The company is in the health and safety industry and develops products that help sanitize workplace areas against certain types of bacteria and other germs.

         The fifth contract is a one-year agreement signed on September 24, 2002, with SN Entertainment, Inc. Among other things SN Entertainment develops technology to enhance advertising and media displays.

         The sixth contract is a three-year agreement signed on October 7, 2002, with Security Intelligence Technologies, Inc. The company manufactures and sells surveillance equipment.

         The seventh contract is a six-month agreement signed on October 7, 2002 with IWT Tesoro Corp. The company manufactures and distributes ceramic flooring.

         The eighth contract is a one-year agreement signed on October 22, 2002, with Freedom Oil & Gas, Inc. Freedom Oil & Gas is an independent oil & gas exploration company.

         The ninth contract is six-month agreement signed on October 23, 2002, with Lightsport, Inc. The company manufactures and distributes safety apparel.




          As described above the Wien Group's business is to provide advice and consulting services as to where, when and how to raise funds, whether through debt or equity, to consider mergers and acquisitions, implement strategies to increase market share, and generally advise our clients on how to negotiate the hurdles in operating a business, public or private.

          An example of the services the Company provides to clients is demonstrated by how we assisted Erica, Inc with the renegotiating of $1.5 million dollars of its debt, and divesting itself of a unprofitable water processing plant. The debt restructuring was accomplished by our facilitating a meeting of Erica's creditors, and our creating and assisting in the presentation of a repayment plan that allowed Erica to convert a portion of the debt into equity and to extend the repayment schedule for the balance of the debt.

          To assist Erica with selling its water processing plant we researched the industry and identified potential buyers who possessed a more efficient infrastructure and would therefore be in a better position to operate the facility profitably. As a result, the water processing plant was sold to a group of private investors.

          Another example of the services Wien Group offers is the work we did for Security Intelligence Technologies, Inc. As mentioned above, it is in the business of manufacturing and selling surveillance equipment for the private security industry. We assisted it in developing a strategy and writing a business plan to expand their business to include the ownership of private security companies. We helped identify potential candidates, and worked with them to structure the acquisition proposal.

          The  examples  above are  typical of the  services  we perform for our clients. We neither buy or sell securities on behalf of others, offer investment advice to individuals or entities, nor are we engaged in the business of owing securities or investing, reinvesting or trading securities.


         Under the terms of the contracts signed with the joint venture and our Company we will receive varying forms of compensation, including cash and equity. The amounts of each are different in all of the contracts, and are dependent on the type of service provided, the term of the contract, and the transactions consummated during the term of the contract. To date, we have received compensation from our clients in the form of cash and equity. We have received equity in the form of common stock from Bio Defense, Inc., SN Entertainment, Inc., GSI Technology, Inc., Health Renu, Inc., and Security Intelligence Technologies, Inc. Except for the equity received from Security Intelligence Technologies, Inc., the equity received represents a minority interest in non-public entities. Security Intelligence Technologies, Inc. is a public company whose shares are not readily marketable. We have determined that the equity received has no readily determinable market value. Our determination is based upon the lack of liquidity of any of these shares. As to Security Intelligence Technologies, Inc., the shares currently trade on the over-the-counter bulletin board system at a price of less than $0.10 a share, with very limited volume.

     Corporate Financial Advisory Services Industry Overview

     GENERAL

         Companies offering corporate financial advisory services vary in size and focus. Many of these companies consult and offer a variety of financial services, including arranging for private placements of equity, bridge financing, senior dept, and asset-based financing and seed capital. Additionally, they serve as advisors to companies concerning mergers and acquisitions, disposition of assets, reorganizations, and strategic planning.

     THE MARKET

         Management believes that the expanding trend of globalization, combined with the lifting of free trade barriers, will continue to encourage corporations to expand their operations into international markets. In many cases, this is accomplished through the merger or acquisition of domestic companies that have already established operations in foreign countries. These companies will require professional advice and support in, among other things, accessing public markets to raise capital, valuing target companies, securing fairness opinions, establishing overall corporate global policies, and creating joint ventures and strategic alliances.

         Additionally, some industries are currently experiencing a period of consolidation. In many cases, consolidation occurs through transactions whereby large companies acquire or merge with successful smaller entities. Management believes these companies will also require financial advisory services.

     SERVICES

         At this time, and for at least the next twelve months, our efforts will be focused on establishing a corporate finance department. to broaden our client base, and to provide the services that are now being provided mainly through our joint venture. Until we have established our own corporate finance department, these services will continue to be provided through our joint venture agreement with United Institutional Investments (see CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, page 25). Additionally, during the next twelve months we anticipate attempting to raise additional capital through traditional lending sources, or further sales of equity. If we are successful in our efforts to raise substantial capital, management will seek to allocate a major portion of these funds to increase our ability to provide venture capital financing, as described above, to companies with which we have established a business relationship.

         The terms of the contracts listed above call for us to provide services related to the arranging of financing for the client's operations and expansion, assisting these companies and their management with ongoing issues regarding their operations as a private/public company, financial advisory services, including, but not limited to, merger and acquisition advice, and to represent the company with regard to accredited investors, financial institutions, strategic partners, and potential clients.

     PRICING

         The fees for our services are based on either a percentage of the contemplated transaction or an estimate of the time and manpower and level of professional expertise needed to achieve the client's desired outcome. Senior management reviews each project, and a fee structure is established and presented to the client. In many cases, these fees may be paid either in cash, equity, or a combination of both.

     COMPETITION

         The corporate financial advisory business is intensely competitive. Many of our competitors have greater capital, financial and other resources than we do. We compete for clients with other merchant banks, a large number of investment banks, and venture capital firms. Among these firms are Adams, Harkness and Hill - an investment bank focused on emerging growth companies, Bulkley Capital, LP - a financial advisory and investment firm serving middle market companies, Genesis Group - an investment banking group providing consulting, venture capital, and corporate finance to emerging growth companies, and JDA Partners - a private investment bank and advisory firm helping small and middle market companies meet their long term objectives.

         In addition to competition from domestic and foreign firms that provide financial advisory services, many domestic commercial banks and investment banking boutiques have also recently entered the business. The Company expects further competition from domestic and international banks to increase as a result of recent and anticipated U.S. legislative and regulatory initiatives to remove or relieve certain restrictions on commercial banks. The Company's focus on growth companies also subjects it to direct competition from a group of boutiques that specialize in providing services to the emerging growth company sector. Such competition could adversely affect the Company's operating results, as well as its ability to attract and retain highly skilled individuals.

         The principal competitive factors influencing our business are its professional staff, industry expertise, client relationships, and its mix of service capabilities.

EMPLOYEES

     Due to our very limited financial resources, other than the Company's President, Stephen S. Wien, and the Company's Executive Vice President, Alan D. Hirsch, both of whom work on a part-time basis and have not yet received any compensation from the Company, we have no other full-time or part-time employees. The only employees working for the joint venture are Messrs. Wien and Hirsch, again, each of whom is working on a part time basis and have yet to receive any compensation. Additionally, we regularly utilize the services of independent consultants for our business affairs and marketing activities. If and when our capital permits, we will hire full-time professional and administrative employees. (See Employees in Management's Discussion and Analysis or Plan of Operation, page 14.)

DESCRIPTION OF PROPERTY

     We currently utilize, at no cost, office space from Wien Securities, Corp, an entity controlled by our president and principle shareholder (see CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, page 25) located at 525 Washington Blvd., Jersey City, New Jersey 07310.

We anticipate that for the foreseeable future our president and principle shareholder will continue to allow us to utilize this space, consisting of a total of approximately 2,000 square feet, and that it will be adequate for our operations through the end of our current fiscal year.

LEGAL PROCEEDINGS

     As of the date hereof, we are not a party to any material legal proceedings, and we are not aware of any such claims being contemplated against us.

                                   MANAGEMENT

     The following  table sets forth the current  officers and directors of Wien
Group:

     Name                        Age           Position
     ----                        ---           --------

     Stephen S. Wien             65            President, Chief Executive
                                               Officer, Chief Financial Officer,
                                               and Chairman

     Alan D. Hirsch              43            Executive Vice President and
                                               Director

     William Ryder               46            Vice President and Secretary

     Margaret Chou               50            Vice President and Treasurer

     Buddy Young                 67            Director


STEPHEN S. WIEN

     Since 1974 Mr. Wien has served as our chairman, president, and chief executive officer. He is also our principal shareholder. In addition to his duties at the Company, he currently serves as Executive Vice President, and a director of Wien Securities Corp., a NASD broker-dealer. He has held these positions at Wien Securities since 1984. Mr. Wien serves as an officer and director of both companies. Mr. Wien serves as an officer and director of both companies, thereby creating a situation where the companies are under common control. Further, the companies share offices space and there are loans between the companies. Other than the limited affiliation created by these instances, there is no other affiliation between the two companies. In the future, Mr. Wien and the companies will make every effort to keep the affiliation limited and will use their best efforts to reduce the interaction between the two companies and such affiliation. For more than 40 years, Mr. Wien has worked in the securities industry as a trader and manager. During that time, he served on the NASD Board of Governors, the District Business Conduct Committee for District No. 12 (New York), the District Arbitration Committee, and the NASD's Nominating Committee for the National Securities Clearing

Corporation. He has also held the position of president of the New York Securities Dealers Association and treasurer of the Security Traders Association of New York. Additionally, he has acted as an advisor to a number of companies in regard to the raising of equity capital, mergers and acquisitions, the development of business plans, and overall corporate strategy.

     In July 1982, the Securities and Exchange Commission (the "Commission") issued "Findings and Order Imposing Remedial/Sanctions" (the "Order"). The Order was issued following the Commission's finding that Mr. Wien failed to properly monitor and maintain the minimum net capital requirements for M.S. Wien & Co. of which he was a principal. Pursuant to the Order, Mr. Wien was suspended from participating in the securities industry for 30 days and barred from being associated in a supervisory or proprietary capacity with any other securities dealer for two years. Following the 30-day suspension, Mr. Wien returned to work in the securities business. However, he was still subject to a "statutory disqualification." In December 1986, the Commission granted Mr. Wien's Application for Relief from a Statutory Disqualification, and Mr. Wien was permitted to associate with Wien Securities, Inc., as a registered principal. In August 1989, the Commission issued a letter permitting Mr. Wien to associate with Wien Securities Corporation in a proprietary capacity, subject to certain restrictions.

     Mr. Wien currently serves on the board of directors of the Bone Marrow Foundation, is a past member of the board of directors of Montammy Golf Club, and a former trustee of the Ft. Lee Jewish Community Center.

ALAN D. HIRSCH

     Mr. Hirsch joined us on October 15, 2001. In addition to his duties at the Company, Mr. Hirsch serves as president of United Institutional Investments, Inc. (see CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, page 25). He has extensive experience as an investment banker specializing in private and public middle market growth companies, as a savings and mortgage banker. From 1980 to 1989, Mr. Hirsch worked in commercial banking as a lending officer. In 1986, Mr. Hirsch joined The Savings Bank of Rockland County and was appointed president of the bank's commercial lending subsidiary, First American Mortgage. He was also a director. From 1989 to 1993, Mr. Hirsch was an investment and merchant banker specializing in the public small-cap arena. From 1993 to 1997, Mr. Hirsch was co-founder and president of Gigwear Company, Inc. Gigwear, a theme retailer specializing in rock-and-roll memorabilia, licensed apparel, and collectibles. In 1998, he formed United Institutional Investments, Inc. Located on Wall Street, United works with small and emerging companies. Mr. Hirsch received his B.A. from the University of Oklahoma and pursued graduate studies at the New School for Social Research in New York. His specialized studies include the School of Mortgage Banking and New York University Real Estate School. He lives in New Jersey with his wife and three sons.

WILLIAM RYDER

     Since September 1998, William Ryder has served as a vice president and secretary of the Corporation. He began his securities career in 1985 at E.F. Hutton & Co. Later, Mr. Ryder joined the staff of Citibank where he worked in a number of areas within the bank's financial institutions and securities divisions. After leaving Citibank, Mr. Ryder worked for several national and regional broker-dealers as a staff attorney and compliance officer. He has been responsible for managing and supervising all regulatory, legal, and compliance department activities, including, but not limited to, new accounts, registration, surveillance, internal audit, annual compliance meetings, regulatory review, customer complaints, and arbitrations. Mr. Ryder has supervised the sales and trading activities of up to 100 sales representatives and traders. Mr. Ryder is an attorney, admitted to practice in New York, New Jersey, and Connecticut, and holds the following qualification licenses: Series 7, General Securities Representative; Series 63, Uniform Securities Agent; Series 24, General Securities Principal; Series 53, Municipal Securities Principal; Series 55, Equities Trader; and Series 4, Options Principal.

MARGARET CHOU

     Ms. Chou has served as vice president and treasurer since September 1998. She is an experienced financial executive having held various management positions in the financial industry. In addition to her duties at our company, Ms. Chou is currently the chief financial principal at Wien Securities Corp. She has held that position since 1984. From 1980 to 1984, Ms. Chou served as assistant to the controller at Wien Securities.

     Educated in Taipei, Taiwan, she received a Bachelor of Arts in English from Soochow University in Taipei and a Master of Business Administration from Seton Hall University, South Orange, New Jersey. Additionally, Ms. Chou is a NASD licensed Series 7, General Securities Representative, and a Series 27, Financial Principal.

BUDDY YOUNG

     Appointed to the board of directors on December 3, 2001, Mr. Young has served during the past 17 years as president, chief executive officer, and chairman of the board of directors of a number of publicly traded companies. Since August 1996, he has also been engaged in a privately owned merger and acquisition business that does business under the name of Advantage Mergers and Acquisitions. From August 1998 until February 2002, he served as president, chief executive officer, and a director of Sporting Magic, Inc. From 1992 until July 1996, he served as president and chief executive officer of Bexy Communications, Inc. Both Sporting Magic's and Bexy's stock was traded on the OTC Bulletin Board system. From June 1983 until December 1991, Mr. Young was president, chief executive officer, and a director of Color Systems Technology, Inc., a publicly held company whose stock traded on the American Stock Exchange. Color Systems' major line of business was the use of its patented computer process for the conversion of black and white motion pictures to color. Prior to joining Color Systems, Mr. Young served from 1965 to 1975 as director of West Coast advertising and publicity for United Artists Corporation; from 1975 to 1976, as director of worldwide advertising and publicity for Columbia Pictures Corp.; from 1976 to 1979, as vice president of worldwide advertising and publicity for MCA/Universal Pictures, Inc.; and from 1981 to 1982, as a principal in the motion picture consulting firm of Powell & Young. For over twenty-five years, Mr. Young has been an active member of The Academy of Motion Picture Arts and Sciences and has served on a number of industry-wide committees.

     Directors are elected in accordance with our bylaws to serve until the next annual stockholders meeting and until their successors are elected and qualified or until their earlier resignation or removal.

     Officers are elected by the board of directors and hold office until the meeting of the board of directors following the next annual meeting of stockholders and until their successors shall have been chosen and qualified. Any officer may be removed, with or without cause, by the board of directors. Any vacancy in any office may be filled by the board of directors.

     There is no family relationship between any director or executive officer and any other director or executive officer of Wien Group.

COMPENSATION OF OFFICERS AND DIRECTORS

     As a result of our current limited available cash, no officer or director of Wien Group received compensation during the fiscal year ended June 30, 2002. We intend to pay salaries when cash flow permits. No officer or director received stock options or other non-cash compensation during the fiscal year ended June 30, 2002. We currently have no employment agreement with any officer of Wien Group.

     All of our current officers have various outside business interests that preclude them from devoting full time to the operations of the Company. We anticipate that each of our officers will be able to devote approximately 40 percent of their time to our operations. However, we have no control over the amount of time the officers will devote to the Company (see RISK FACTORS, page
7).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On June 22, 1999, we borrowed $5,000; and on October 26, 1999, we borrowed $25,000 from Wien Securities, Inc., an entity in which our president and principle shareholder is an officer and director. Under the terms of the promissory notes, we pay no interest. The notes are due and payable on December 31, 2003.

     As stated earlier, we utilize office space, at no cost, consisting of approximately 2,000 square feet from Wien Securities, Inc., an entity controlled by our president and principle shareholder. The lease runs through December 31, 2003.

     On July 1, 2001 we entered into a joint venture agreement with United Institutional Investments, Inc., an entity controlled by our executive vice president and director, Alan Hirsch (see BUSINESS, page 16). Under the terms of the agreement we will work jointly, on a non-exclusive basis, with United to provide advisory services to small and emerging growth companies. These services include, corporate finance, merger and acquisition advisory services, consulting on overall corporate strategy, and facilitating asset-based lending.

     Under the terms of the agreement we will pay 50 percent of the expenses incurred by the joint venture and will share equally in all revenues derived by the joint venture. This agreement can be terminated at any time by mutual consent of both parties (see RISK FACTORS, page 7).

     In May 2002, we loaned $25,000 to Sassoon Financial Holdings, Inc. The note was due July 14, 2002 with interest at 12% per annum. The note was extended through July 15, 2003 at the same rate of interest. Alan Hirsch, the Company's executive vice president is a director of Sassoon. The information stated herein is current as of April 11, 2003.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information about the beneficial ownership of our outstanding Common Stock by each person beneficially owning more than 5% of the shares, by each of our directors and officers, and by all of our directors and officers as a group. The table shows the number and percentage of shares held by each person as of December 31, 2001, before the offering described in this prospectus. The address of each person listed in the table is 525 Washington Blvd., Jersey City, New Jersey 07310.

                                             Percentage of     Percentage of
                               Number of      Class Owned       Class Owned
Name                         Shares Owned   Before Offering   After Offering (1)
----                         ------------   ---------------   ------------------

Margaret Chou                    15,000           0.51%            0.26%

Alan Hirsch                           0           0%               0%

William P. Ryder                 20,000           0.68%            0.34%

Edith Wien                      500,000          16.84%            8.38% (2)

Stephen S. Wien               1,147,885          38.65%           19.23%

Buddy Young                      20,000           0.68%            0.34%

All officers and directors
as a group (5 persons)        1,702,885          57.34%           28.53%
---------------
(1) Assumes that all 3,000,000 of the shares offered by Wien Group are sold in this offering.
(2) Edith Wien is the wife of Stephen S. Wien, our Chairman, President, and Chief Executive Officer. She is considered an affiliate and her shares are included in the calculation of the shares owned by "all officers and directors."

                              PLAN OF DISTRIBUTION

     We are offering up to 3,000,000 shares of our Common Stock for $0.20 per share in this offering of our Common Stock. This is a best-efforts offering and will only be offered for sale by two of our officers and directors; namely, Alan Hirsch and Buddy Young. Stephen S. Wien is our chairman, president, and a director. However, Mr. Wien will not be selling any of our shares. Mr. Wien is a licensed securities broker and a principal of Wien Securities Corp., which is a NASD broker-dealer. Since we do not have an underwriter for this offering nor a securities brokerage firm selling shares for us, we believe it is in our best interest and in the best interests of Wien Securities Corp. that Mr. Wien refrain from selling shares in this offering.

     Since this is a best-efforts offering made through two of our officers and directors, we are not required to sell a minimum number of shares or a minimum dollar amount before we are entitled to keep an investor's payment for shares. All funds received from investors will not be deposited in any escrow, trust, or similar account. All funds received from investors will be available for our immediate use.

     Since we are making this offering on a best-efforts basis, we do not plan to use any underwriters or broker-dealers to assist in the sale of the shares offered for sale. We may continue offering these shares for sale for up to two years from the date of this prospectus.

     Our officers and directors; namely, Alan Hirsch and Buddy Young, will commence this offering promptly and will make the offering on a continuous basis for up to two (2) years from the date of this prospectus or until earlier completion or termination.

     We have not entered into, nor do we intend to enter into, any agreement, understanding, or arrangement with any underwriter or broker-dealer regarding the sale of Common Stock in this offering, nor is there an underwriter or coordinating broker acting on our behalf in connection with this offering.

     Neither Buddy Young nor Alan Hirsch are registered securities broker-dealers. Although Mr. Hirsch is an officer and director and Mr. Young is a director of the Company, they are not "affiliates" of Mr. Wein, who is a licensed broker, or Wein Securities Corp, which is described above, which is a licensed broker-dealer. As officers and directors of Wein, Mr. Young and Mr. Hirsch will be offering the shares for sale in reliance upon Rule 3a4-1 of the rules promulgated under the Securities Exchange Act of 1934, which rule permits the sale of securities by persons associated with the issuer company.

     Neither Mr. Young nor Mr. Hirsch: (i) are currently subject to a "statutory disqualification" (as that term is defined in section 2(a)39 of the Act); (ii) will receive any compensation in connection with their respective participation in the offer, either by way of commissions or other remuneration based, directly or indirectly, on transactions in the securities offered by this Prospectus; or,
(iii) are currently either a broker-dealer or an "associated person of a broker-dealer." At the close of the offering, Mr. Young and Mr. Hirsch intend to perform any substantial duties for the Company. Neither Mr. Young nor Mr. Hirsch is or has been during the past 12 months either a broker-dealer or an associated person with a broker-dealer. In addition, neither of them participated in an offering of securities more than once every 12 months, except where permitted by laws.

     We will neither ask Wien Securities Corp. to assist Mr. Hirsch or Mr. Young with sales nor will we use any information from Wien Securities Corp. including without limitation any customer or client list, to assist in the sale of the shares registered hereunder. Accordingly, Wein Securities Corp. will not participate in any way in the distribution of the shares. Further none of Wein Securities Corp.'s customers will be solicited and none if its discretionary accounts will purchase shares.

                            DESCRIPTION OF SECURITIES

     The Company's certificate of incorporation provides for the authorization of 25,000,000 shares of Common Stock, $0.01 par value, and 1,000 shares of Convertible Preferred Stock, par value $0.01 per share. As of December 31, 2001, 2,970,046 shares of Common Stock were issued and outstanding, all of which are fully paid and non-assessable. As of December 31, 2001, there were 143 Common Stock shareholders. As of December 31, 2001, there were no Convertible Preferred shares issued.

     Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. To date, we have not paid any dividends on our Common Stock, and we do not anticipate paying any dividends in the foreseeable future.

     Each share of our Common Stock is entitled to one vote. Our stockholders have no preemptive rights.

     The transfer agent for our Common Stock is Continental Stock & Trust Company, 17 Battery Place, New York, NY 10004. Their telephone number is 212-509-4000.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     The New York Business Corporation Law, or BCL, provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her, in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a non-derivative action or threatened action, the BCL provides that a corporation may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Wien Group pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for Wien Group by L. Stephen Albright, attorney at law, Los Angeles, California.

                                     EXPERTS

     The audited financial statements of The Wien Group, Inc., for the fiscal year ended June 30, 2002, have been included in this prospectus in reliance on the report of Lilling & Company LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement with the Securities and Exchange Commission pursuant to the Securities Act of 1933, which includes both a copy of this prospectus and additional information. Following the date of this prospectus, we will also be required to file periodic reports and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may access and copy our registration statement and any other documents that we file with the SEC by visiting the SEC's web site on the Internet at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

     You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date after the date of this prospectus.

                         WIEN GROUP, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
WIEN GROUP, INC.
Independent Auditors' Report - August 8, 2002.............................  F-1

Consolidated Balance Sheets
     June 30, 2002 and June 30, 2001......................................  F-2

Consolidated Statements of Operations
     Years ended June 30, 2002 and 2001...................................  F-3

Consolidated Statements of Cash Flows
     Years ended June 30, 2002 and 2001...................................  F-4

Consolidated Statement of Changes in Stockholders'
     Equity (Deficit)
     Years ended June 30, 2002 and 2001...................................  F-5

Notes to Consolidated Financial Statements - June 30, 2002................  F-6

Independent Accountants' Review Report - November 22, 2002................  F-10

Consolidated Balance Sheets
     September 30, 2002 and September 30, 2001............................  F-11

Consolidated Statements of Operations
     Three months ended September 30, 2002 and 2001.......................  F-12

Consolidated Statements of Cash Flows
     Three months ended September 30, 2002 and 2001.......................  F-13

Consolidated Statement of Changes in Stockholders' Equity
     Three months ended September 30, 2002 and 2001.......................  F-14

Notes to Consolidated Financial Statements - September 30, 2002...........  F-15

Independent Accountants' Review Report - March 5, 2003....................  F-19

Consolidated Balance Sheets
     December 31, 2002 and June 30, 2002.................................   F-20

                         WIEN GROUP, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


                                                                            PAGE
                                                                            ----
Consolidated Statements of Operations
     Six months ended December 31, 2002 and 2001
     Year ended June 30, 2002.............................................  F-21

Consolidated Statements of Cash Flows
     Six months ended December 31, 2002 and 2001
     Year ended June 30, 2002.............................................  F-22

Consolidated Statements of Changes in Stockholders' Equity
     Six months ended December 31, 2002 and 2001
     Year ended June 30, 2002.............................................  F-23

Notes to Consolidated Financial Statements
     December 31, 2002....................................................  F-24

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

Board of Directors and Stockholders
Wien Group Inc.
Jersey City, New Jersey


We have audited the accompanying consolidated balance sheets of Wien Group Inc. and subsidiary as of June 30, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wien Group Inc. and subsidiary at June 30, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.



/s/ Lilling & Company
----------------------------
CERTIFIED PUBLIC ACCOUNTANTS

GREAT NECK, NEW YORK
AUGUST 8, 2002

WIEN GROUP INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
JUNE 30,
--------------------------------------------------------------------------------

                                                         2002            2001
                                                      ---------       ---------

ASSETS

   Cash and cash equivalents ...................      $ 111,815       $ 182,706
   Accounts receivable .........................          2,000            --
   Investments .................................         11,925          10,275
   Notes receivable ............................         25,000            --
                                                      ---------       ---------

                                                      $ 150,740       $ 192,981
                                                      =========       =========


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES

   Loans payable ...............................      $  30,000       $  30,000
   Accrued expenses ............................          4,500           9,935
                                                      ---------       ---------
                                                         34,500          39,935
                                                      ---------       ---------

STOCKHOLDERS' EQUITY

   Preferred stock, Series A convertible,
     $0.01 par value, 1,000 shares
     authorized, no shares issued ..............           --              --
   Common stock; $0.01 par value,
     25,000,000 shares authorized,
     2,970,046 and 2,960,046 shares
     issued and outstanding in 2002
     and 2001 ..................................         19,350          19,250
   Additional paid in capital ..................        173,650         172,750
   Retained earnings (deficit) .................        (76,760)        (38,954)
                                                      ---------       ---------
                                                        116,240         153,046
                                                      ---------       ---------

                                                      $ 150,740       $ 192,981
                                                      =========       =========


See notes to consolidated financial statements.

WIEN GROUP INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JUNE 30, 2002 AND 2001
--------------------------------------------------------------------------------

                                                     2002               2001
                                                 -----------        -----------
REVENUE

   Fee income ............................       $    22,037        $      --
   Interest income .......................             2,340                985
   Dividend income .......................             1,225                113
   Change in unrealized appreciation
      of investments .....................             1,650                 30
                                                 -----------        -----------
                                                      27,252              1,128
                                                 -----------        -----------

EXPENSES

   Consulting fees .......................            25,000               --
   Legal and accounting fees .............            19,305             12,159
   Transfer agent fees ...................             4,977              7,479
   Occupancy .............................             8,374               --
   Other expenses ........................             3,037              2,011
                                                 -----------        -----------
                                                      60,693             21,649
                                                 -----------        -----------

Loss before minority interest in
   joint venture earnings ................           (33,441)           (20,521)

Minority interest in joint venture
   earnings ..............................            (4,365)              --
                                                 -----------        -----------

Net loss .................................       $   (37,806)       $   (20,521)
                                                 ===========        ===========

Loss per share ...........................       $    (0.013)       $    (0.010)

Weighted average number of shares
   outstanding ...........................         2,969,213          1,973,971


See notes to consolidated financial statements.

WIEN GROUP INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2002 AND 2001
--------------------------------------------------------------------------------

                                                         2002            2001
                                                      ---------       ---------

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss .......................................      $ (37,806)      $ (20,521)
                                                      ---------       ---------
   Adjustments to reconcile net loss
   to net cash used in operating
   activities
   Increase in note receivable .................        (25,000)           --
   Increase in accounts receivable .............         (2,000)           --
   Increase (decrease) in accrued expenses .....         (5,435)          9,935
   Compensation from issuance of common
      stock ....................................          1,000            --
   Change in unrealized appreciation of
      investments ..............................         (1,650)            (30)
   Purchase of investments .....................           --           (10,245)
                                                      ---------       ---------
Total adjustments ..............................        (33,085)           (340)
                                                      ---------       ---------
NET CASH USED IN OPERATING ACTIVITIES ..........        (70,891)        (20,861)
                                                      ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from issuance of common stock ......           --            19,250
   Proceeds from additional paid in capital ....           --           172,750
                                                      ---------       ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES ......           --           192,000
                                                      ---------       ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS ......        (70,891)        171,139

CASH AND CASH EQUIVALENTS - BEGINNING ..........        182,706          11,567
                                                      ---------       ---------

CASH AND CASH EQUIVALENTS - END ................      $ 111,815       $ 182,706
                                                      =========       =========

Supplemental  disclosure of cash flow
information:
Cash paid during the periods for:
   Interest expense ............................      $    --         $       2
                                                      =========       =========
   Income taxes ................................      $    --         $    --
                                                      =========       =========


See notes to consolidated financial statements.

WIEN GROUP INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN
STOCKHOLDERS' EQUITY (DEFICIT)
YEARS ENDED JUNE 30, 2002 AND 2001
--------------------------------------------------------------------------------


                                                         RETAINED
                                   COMMON     PAID IN    EARNINGS
                                   STOCK      CAPITAL    (DEFICIT)      TOTAL
                                 ---------   ---------   ---------    ---------

BALANCE - JULY 1, 2000 .......   $    --     $    --     $ (18,433)   $ (18,433)

Issuance of common stock .....      19,250     172,750        --        192,000

Net loss .....................        --          --       (20,521)     (20,521)
                                 ---------   ---------   ---------    ---------

BALANCE - JUNE 30, 2001 ......      19,250     172,750     (38,954)     153,046

Issuance of common stock .....         100         900        --          1,000

Net loss .....................        --          --       (37,806)     (37,806)
                                 ---------   ---------   ---------    ---------

BALANCE - JUNE 30, 2002 ......   $  19,350   $ 173,650   $ (76,760)   $ 116,240
                                 =========   =========   =========    =========


See notes to consolidated financial statements.

WIEN GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
--------------------------------------------------------------------------------


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     Wien Group Inc. (the "Company") was originally incorporated in New York in 1968 and became known as Wien Group Inc. in 1974.

     The Company has a limited operating history but has commenced corporate finance and investment banking activities. The Company is also providing consulting services to small capitalization and emerging growth companies.

     The Company commenced operations in July 1999 and issued 1,925,000 shares of common stock in 2001. The Company operations originally consisted of raising capital and in June 2001 it initiated formal merchant banking and investment opportunities.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Wien Group Inc. and 100% of United Institutional Investments Inc. ("United"), its consolidated joint venture. The president of United is also the executive vice president of the Company. All significant intercompany transactions have been eliminated in consolidation. Minority interest in joint venture earnings represents the portion of net earnings attributable to United.

     CASH AND CASH EQUIVALENTS

     The Company considers cash balances at financial banking institutions and brokerage firms to cash and cash equivalents. At times, such balances may be in excess of Federal Deposit Insurance Corporation (FDIC) insured limits.

     INVESTMENTS

     The Company invests in various securities and reports its investments at fair market value. Realized and unrealized gains and losses are reflected in the statement of operations.

     REVENUE RECOGNITION

     Fee income from investment banking, corporate finance and consulting services are recorded when services are provided.

WIEN GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
--------------------------------------------------------------------------------


     USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     Management of the Company uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that management uses.

     INCOME TAXES

     Income taxes generally are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes for operating losses that are available to offset future taxable income. Deferred tax assets arising from net operating losses are reported net of a 100% valuation allowance due to the uncertainty of its potential utilization.

     SIGNIFICANT CREDIT RISK

     Cash balances and all securities are held by Spear, Leeds & Kellogg, located in New York City, New York. Included in cash and cash equivalents at June 30, 2002 and 2001 is approximately $80,400 and $175,500 held at Spear, Leeds in excess of FDIC insured limits.

2.   NOTES RECEIVABLE

     Note receivable is due from Sassoon Financial Holdings,  Inc. The sixty-day note is due July 14, 2002, interest at 12% per annum. The Company's executive vice president is a director of Sassoon.

3.   LOANS PAYABLE

     Loans payable are due to an entity with common management and are non-interest bearing and due on demand.

4.   INVESTMENTS

     Investments consist of 2,500 shares of Aberdeen Asia-Pacific Prime Income Fund with a cost basis of $10,245. An unrealized gain of $1,650 and $30 was recognized in the years ended June 30, 2002 and 2001, respectively, and is included in the statement of operations.

WIEN GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
--------------------------------------------------------------------------------


5.   COMMON STOCK

     During the fiscal year 2001, with the approval of the board of directors, the Company increased its authorized common stock from 5,000,000 to 25,000,000 shares at $.01 par value and also authorized 1,000 shares of series A convertible preferred stock at $.01 par value.

     In July 2001, the Company issued 10,000 shares of common stock at $0.10 per share as compensation for services rendered. During the year 2001, the Company issued 1,925,000 shares of common stock in exchange for a capital contribution of $192,000.

6.   INCOME TAXES

     The Company has net operating losses for tax purposes totaling approximately $76,000 at June 30, 2002 and $39,000 at June 30, 2001 that are available to offset future taxable income and expire in 2016. A 100% allowance is provided for against deferred tax assets because the actual future benefit cannot be determined.

     Income tax expense consists of the following for the years ended June 30:

                                                      2002           2001
                                                    -------        -------
     Deferred income tax benefit ............       $ 9,000        $ 4,900

     Valuation allowance ....................        (9,000)        (4,900)
                                                    -------        -------

     Net deferred tax benefit ...............       $  --          $  --
                                                    =======        =======


     Deferred tax assets consist of the following at June 30:

                                                     2002           2001
                                                   --------       --------

     Deferred tax asset - beginning .........      $  9,300       $  4,400

     Deferred income tax benefit ............         9,000          4,900

     Valuation allowance ....................       (18,300)        (9,300)
                                                   --------       --------

     Deferred tax asset - end ...............      $   --         $   --
                                                   ========       ========

WIEN GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002
--------------------------------------------------------------------------------


7.   RELATED PARTY TRANSACTIONS

     The Company entered into a joint venture agreement with United Institutional Investments, Inc. ("United"). Per the agreement, profit and losses of the joint venture are allocated 50% to each company. Wien Group Inc. has full, exclusive and complete discretion in the management of the business of the joint venture.

     A director of the Company owns a controlling interest in Advantage Mergers and Acquisitions. The Company paid $25,000 to this company in 2002 for consulting related to the filing of its registration statement to the Securities and Exchange Commission

     The Company's offices are provided rent free by an entity with common management.

8.   SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES

     In July 2001, the Company issued 10,000 shares of common stock at $0.10 per share as compensation for services rendered. The transaction was recorded as an expense of $1,000, paid in capital of $900 and common stock of $100.

INDEPENDENT ACCOUNTANTS' REVIEW REPORT
--------------------------------------------------------------------------------


Board of Directors and Stockholders
Wien Group Inc.
Jersey City, New Jersey


We have reviewed the accompanying consolidated balance sheets of Wien Group Inc. and subsidiary as of September 30, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the three months then ended in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these consolidated financial statements is the representation of the management of Wien Group Inc.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.


/s/ Lilling & Company
----------------------------
CERTIFIED PUBLIC ACCOUNTANTS

GREAT NECK, NEW YORK
NOVEMBER 22, 2002

WIEN GROUP INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30,
--------------------------------------------------------------------------------

                                                        2002             2001
                                                     ---------        ---------

ASSETS

   Cash and cash equivalents .................       $ 122,343        $ 166,041
   Investments ...............................            --              9,925
   Notes receivable ..........................          25,000             --
                                                     ---------        ---------

                                                     $ 147,343        $ 175,966
                                                     =========        =========


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

   Loans payable .............................       $  30,000        $  30,000
   Accrued expenses ..........................           8,721             --
                                                     ---------        ---------
                                                        38,721           30,000
                                                     ---------        ---------

STOCKHOLDERS' EQUITY

   Preferred stock, Series A convertible,
     $0.01 par value, 1,000 shares
     authorized, no shares issued ............            --               --
   Common stock; $0.01 par value,
     25,000,000 shares authorized,
     2,970,046 shares issued and
     outstanding .............................          19,350           19,350
   Additional paid in capital ................         173,650          173,650
   Retained earnings (deficit) ...............         (84,378)         (47,034)
                                                     ---------        ---------
                                                       108,622          145,966
                                                     ---------        ---------

                                                     $ 147,343        $ 175,966
                                                     =========        =========


See accountants' review report and notes to consolidated financial statements.

WIEN GROUP INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
--------------------------------------------------------------------------------

                                                    2002                2001
                                                -----------         -----------


REVENUE

   Fee income ..........................        $    10,500         $      --
   Interest income .....................                229               1,139
   Dividend income .....................                 88                 338
   Realized and unrealized loss
      on investments ...................             (1,025)               (350)
                                                -----------         -----------
                                                      9,792               1,127
                                                -----------         -----------

EXPENSES

   Consulting fees .....................              1,500               1,000
   Legal and accounting fees ...........              9,312               1,325
   Transfer agent fees .................              1,401               1,086
   Occupancy ...........................               --                 5,775
   Other expenses ......................              1,196                  21
                                                -----------         -----------
                                                     13,409               9,207
                                                -----------         -----------

Loss before minority interest in
   joint venture earnings ..............             (3,617)             (8,080)

Minority interest in joint venture
   earnings ............................             (4,000)               --
                                                -----------         -----------

Net loss ...............................        $    (7,617)        $    (8,080)
                                                ===========         ===========

Loss per share .........................        $    (0.003)        $    (0.003)

Weighted average number of shares
   outstanding .........................          2,970,046           2,970,046


See accountants' review report and notes to consolidated financial statements.

WIEN GROUP INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
--------------------------------------------------------------------------------

                                                           2002          2001
                                                        ---------     ---------

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss ...........................................    $  (7,617)    $  (8,080)
                                                        ---------     ---------
   Adjustments to reconcile net loss to net
   cash used in operating activities
   Decrease in accounts receivable .................        2,000          --
   Increase (decrease) in accrued expenses .........        4,221        (9,935)
   Realized and unrealized loss on investments .....        1,025           350
   Sale of investments .............................       10,900          --
                                                        ---------     ---------
Total adjustments ..................................       18,146        (9,585)
                                                        ---------     ---------
NET CASH USED IN OPERATING ACTIVITIES ..............       10,529       (17,665)
                                                        ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from issuance of common stock ..........         --             100
   Proceeds from additional paid in capital ........         --             900
                                                        ---------     ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES ..........         --           1,000
                                                        ---------     ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS ..........       10,529       (16,665)

CASH AND CASH EQUIVALENTS - BEGINNING ..............      111,815       182,706
                                                        ---------     ---------

CASH AND CASH EQUIVALENTS - END ....................    $ 122,344     $ 166,041
                                                        =========     =========


Supplemental  disclosure of cash flow
information:
Cash paid during the periods for:
   Interest expense ................................    $    --       $    --
                                                        =========     =========
   Income taxes ....................................    $     234     $    --
                                                        =========     =========


See accountants' review report and notes to consolidated financial statements.

WIEN GROUP INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
THREE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001
--------------------------------------------------------------------------------


                                                         RETAINED
                                   COMMON     PAID IN    EARNINGS
                                   STOCK      CAPITAL    (DEFICIT)      TOTAL
                                 ---------   ---------   ---------    ---------


BALANCE - JULY 1, 2002 .......   $  19,350   $ 173,650   $ (76,761)   $ 116,239

Net loss .....................        --          --        (7,617)      (7,617)
                                 ---------   ---------   ---------    ---------

BALANCE -
     SEPTEMBER 30, 2002 ......   $  19,350   $ 173,650   $ (84,378)   $ 108,622
                                 =========   =========   =========    =========



BALANCE - JULY 1, 2001 .......   $  19,250   $ 172,750   $ (38,954)   $ 153,046

Issuance of common stock .....         100         900        --            900

Net loss .....................        --          --        (8,080)      (8,080)
                                 ---------   ---------   ---------    ---------

BALANCE -
     SEPTEMBER 30, 2001 ......   $  19,350   $ 173,650   $ (47,034)   $ 145,866
                                 =========   =========   =========    =========


See accountants' review report and notes to consolidated financial statements.

WIEN GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2002
--------------------------------------------------------------------------------


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     Wien Group Inc. (the "Company") was originally incorporated in New York in 1968 and became known as Wien Group Inc. in 1974.

     The Company has a limited operating history but has commenced corporate finance and investment banking activities. The Company is also providing consulting services to small capitalization and emerging growth companies.

     The Company commenced operations in July 1999 and issued 1,925,000 shares of common stock in 2001. The Company operations originally consisted of raising capital and in June 2001 it initiated formal merchant banking and investment opportunities.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Wien Group Inc. and 100% of United Institutional Investments Inc. ("United"), its consolidated joint venture. The president of United is also the executive vice president of the Company. All significant intercompany transactions have been eliminated in consolidation. Minority interest in joint venture earnings represents the portion of net earnings attributable to United.

     CASH AND CASH EQUIVALENTS

     The Company considers cash balances at financial banking institutions and brokerage firms to cash and cash equivalents. At times, such balances may be in excess of Federal Deposit Insurance Corporation (FDIC) insured limits.

     INVESTMENTS

     The Company invests in various securities and reports its investments at fair market value. Realized and unrealized gains and losses are reflected in the statement of operations.

     REVENUE RECOGNITION

     Fee income from investment banking, corporate finance and consulting services are recorded when services are provided.

WIEN GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2002
--------------------------------------------------------------------------------


     USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     Management of the Company uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that management uses.

     INCOME TAXES

     Income taxes generally are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes for operating losses that are available to offset future taxable income. Deferred tax assets arising from net operating losses are reported net of a 100% valuation allowance due to the uncertainty of its potential utilization.

     SIGNIFICANT CREDIT RISK

     Cash balances and all securities are held by Spear, Leeds & Kellogg, located in New York City, New York. Included in cash and cash equivalents at September 30, 2002 and 2001 is approximately $91,600 and $152,000 held at Spear, Leeds in excess of FDIC insured limits.

2.   NOTES RECEIVABLE

     Note receivable is due from Sassoon Financial Holdings, Inc. The sixty-day note was originally due July 14, 2002 with interest at 12% per annum and was extended to July 15, 2003. The Company's executive vice president is a director of Sassoon.

3.   LOANS PAYABLE

     Loans payable are due to an entity with common management and are non-interest bearing and due on demand.

4.   INVESTMENTS

     Investments consisted of 2,500 shares of Aberdeen Asia-Pacific Prime Income Fund with a cost basis of $10,245 at September 30, 2001. An unrealized loss of $350 was recognized in the period ended September 30, 2001 and is included in the statement of operations. The investment was sold September 30, 2002 and the Company incurred a net loss of $1,025.

WIEN GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2002
--------------------------------------------------------------------------------


5.   COMMON STOCK

     During the fiscal year 2001, with the approval of the board of directors, the Company increased its authorized common stock from 5,000,000 to 25,000,000 shares at $.01 par value and also authorized 1,000 shares of series A convertible preferred stock at $.01 par value.

     In July 2001, the Company issued 10,000 shares of common stock at $0.10 per share as compensation for services rendered. During the year 2001, the Company issued 1,925,000 shares of common stock in exchange for a capital contribution of $192,000.

9.   INCOME TAXES

     The Company has net operating losses for tax purposes totaling approximately $84,000 at September 30, 2002 and $47,000 at September 30, 2001 that are available to offset future taxable income and expire in 2016. A 100% allowance is provided for against deferred tax assets because the actual future benefit cannot be determined.

     Income tax expense consists of the following for the periods ended September 30:

                                                    2002             2001
                                                  -------          -------

     Deferred income tax benefit ........         $ 1,900          $ 2,000

     Valuation allowance ................          (1,900)          (2,000)
                                                  -------          -------

     Net deferred tax benefit ...........         $  --            $  --
                                                  =======          =======


     Deferred tax assets consist of the following at September 30:

                                                   2002             2001
                                                 --------         --------

     Deferred tax asset - beginning .....        $ 18,300         $  9,300

     Deferred income tax benefit ........           1,900            2,000

     Valuation allowance ................         (20,200)         (11,300)
                                                 --------         --------

     Deferred tax asset - end ...........        $   --           $   --
                                                 ========         ========

WIEN GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2002
--------------------------------------------------------------------------------


10.  RELATED PARTY TRANSACTIONS

     The Company entered into a joint venture agreement with United Institutional Investments, Inc. ("United"). Per the agreement, profit and losses of the joint venture are allocated 50% to each company. Wien Group Inc. has full, exclusive and complete discretion in the management of the business of the joint venture.

     The Company's offices are provided rent free by an entity with common management.

11.  SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES

     In July 2001, the Company issued 10,000 shares of common stock at $0.10 per share as compensation for services rendered. The transaction was recorded as an expense of $1,000, paid in capital of $900 and common stock of $100.

INDEPENDENT ACCOUNTANTS' REVIEW REPORT
--------------------------------------------------------------------------------


Board of Directors and Stockholders
Wien Group Inc.
Jersey City, New Jersey


We have reviewed the accompanying consolidated balance sheets of Wien Group Inc. and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the six months then ended in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these consolidated financial statements is the representation of the management of Wien Group Inc.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with generally accepted accounting principles



/s/ Lilling & Company
----------------------------
CERTIFIED PUBLIC ACCOUNTANTS

GREAT NECK, NEW YORK
MARCH 5, 2003

WIEN GROUP INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                                                    12/31/2002
                                                    (unaudited)       6/30/2002
                                                     ---------        ---------
ASSETS

   Cash and cash equivalents .................       $ 114,736        $ 111,815
   Notes receivable ..........................          25,000           25,000
   Investments ...............................            --             11,925
   Other assets ..............................           1,750            2,000
                                                     ---------        ---------

                                                     $ 141,486        $ 150,740
                                                     =========        =========


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:

   Loans payable .............................       $  30,000        $  30,000
   Accrued expenses ..........................           5,635            4,500
                                                     ---------        ---------
                                                        35,635           34,500
                                                     ---------        ---------

STOCKHOLDERS' EQUITY:

   Preferred stock, Series A convertible,
     $0.01 par value, 1,000 shares
     authorized, no shares issued ............            --               --
   Common stock; $0.01 par value,
     25,000,000 shares authorized
     2,970,046 shares issued and
     outstanding .............................          19,350           19,350
   Additional paid in capital ................         173,650          173,650
   Retained earnings (deficit) ...............         (87,149)         (76,760)
                                                     ---------        ---------
                                                       105,851          116,240
                                                     ---------        ---------

                                                     $ 141,486        $ 150,740
                                                     =========        =========


See notes to consolidated financial statements.

WIEN GROUP INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------


                                          SIX MONTHS ENDED             YEAR
                                       12/31/02       12/31/01         ENDED
                                      (UNAUDITED)    (UNAUDITED)      6/30/02
                                      -----------    -----------    -----------

REVENUE

   Fee income .....................   $    16,500    $      --      $    22,037
   Interest income ................         2,143          1,705          2,340
   Dividend income ................            88            675          1,225
   Realized and unrealized
      loss on investments .........        (1,025)          (675)         1,650
                                      -----------    -----------    -----------

                                           17,706          1,705         27,252
                                      -----------    -----------    -----------

EXPENSES

   Transfer agent fees ............         2,451          2,464          4,977
   Professional fees ..............        14,597          1,325         19,305
   Consulting fees ................         3,000          1,000         25,000
   Occupancy ......................          --            8,374          8,374
   Other expenses .................         1,797             89          3,037
                                      -----------    -----------    -----------

                                           21,845         13,252         60,693
                                      -----------    -----------    -----------

Loss before minority interest
   in joint venture earnings ......        (4,139)       (11,547)       (33,441)

Minority interest in joint
   venture earnings ...............        (6,250)          --           (4,365)
                                      -----------    -----------    -----------

Net loss ..........................   $   (10,389)   $   (11,547)   $   (37,806)
                                      ===========    ===========    ===========


Loss per share ....................   $    (0.003)   $    (0.004)   $    (0.013)

Weighted average number of shares
   outstanding ....................     2,970,046      2,970,046      2,970,046


See notes to consolidated financial statements.

WIEN GROUP INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                               SIX MONTHS ENDED         YEAR
                                            12/31/02     12/31/01       ENDED
                                           (UNAUDITED)  (UNAUDITED)    6/30/02
                                            ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss ................................   $ (10,389)   $ (11,547)   $ (37,806)
                                            ---------    ---------    ---------
   Adjustments to reconcile net loss
   to net cash provided by (used in)
   operating activities
   (Increase) decrease in other assets ..         250         --         (2,000)
   Increase (decrease) in accrued
     expenses ...........................       1,135       (9,935)      (5,435)
   Change in unrealized appreciation of
     investments and realized gain ......       1,025          675       (1,650)
   Compensation from issuance of
     common stock .......................        --           --          1,000
   Issuance of notes receivable .........        --           --        (25,000)
   Purchase of investments ..............      10,900         --           --
                                            ---------    ---------    ---------
Total adjustments .......................      13,310       (9,260)     (33,085)
                                            ---------    ---------    ---------

NET CASH PROVIDED BY (USED IN)
   OPERATING ACTIVITIES .................       2,921      (20,807)     (70,891)
                                            ---------    ---------    ---------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS .................       2,921      (20,807)     (70,891)

CASH AND CASH EQUIVALENTS - BEGINNING ...     111,815      182,706      182,706
                                            ---------    ---------    ---------

CASH AND CASH EQUIVALENTS - END .........   $ 114,736    $ 161,899    $ 111,815
                                            =========    =========    =========



Supplemental disclosure of cash
flow information:
Cash paid during the periods for:
Interest expense ........................   $    --      $    --      $       2
                                            =========    =========    =========
Income taxes ............................   $    --      $    --      $    --
                                            =========    =========    =========


See notes to consolidated financial statements.

WIEN GROUP INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
                                                 COMMON STOCK                   RETAINED
                                PREFERRED    --------------------    PAID IN    EARNINGS
                                  STOCK      SHARES       AMOUNT     CAPITAL    (DEFICIT)      TOTAL
                                ---------   ---------   ---------   ---------   ---------    ---------

(UNAUDITED)
BALANCE - 7/1/2002 ..........   $    --     2,970,046   $  19,350   $ 173,650   $ (76,760)   $ 116,240
Net loss for six months
   ended 12/31/02 ...........        --          --          --          --       (10,389)     (10,389)
                                ---------   ---------   ---------   ---------   ---------    ---------

BALANCE - 12/31/2002 ........   $    --     2,970,046   $  19,350   $ 173,650   $ (87,149)   $ 105,851
                                =========   =========   =========   =========   =========    =========


(UNAUDITED)
BALANCE - 7/1/2001 ..........   $    --     2,960,956   $  19,250   $ 172,750   $ (38,954)   $ 153,046
Issuance of common stock ....        --        10,000         100         900        --          1,000
Net loss for six months
   ended 12/31/01 ...........        --          --          --          --       (11,547)     (11,547)
                                ---------   ---------   ---------   ---------   ---------    ---------

BALANCE - 12/31/2001 ........   $    --     2,970,956   $  19,350   $ 173,650   $ (50,501)   $ 142,499
                                =========   =========   =========   =========   =========    =========


BALANCE - 7/1/2001 ..........   $    --     2,960,046   $  19,250   $ 172,750   $ (38,954)   $ 153,046
Issuance of common stock ....        --        10,000         100         900        --          1,000
Net loss year ended 6/30/2002        --          --          --          --       (37,806)     (37,806)
                                ---------   ---------   ---------   ---------   ---------    ---------

BALANCE - 6/30/2002 .........   $    --     2,970,046   $  19,350   $ 173,650   $ (76,760)   $ 116,240
                                =========   =========   =========   =========   =========    =========


See notes to consolidated financial statements.

WIEN GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002
--------------------------------------------------------------------------------


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     Wien Group Inc. (the "Company") was originally incorporated in New York in 1968 and became known as Wien Group Inc. in 1974.

     The Company commenced operations in July 1999 and issued 1,925,000 shares of common stock in 2001.

     The Company has had limited operating history and has commenced providing corporate financial advisory services and consulting services to small capitalization and emerging growth companies.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Wien Group Inc. and 100% of United Institutional Investments Inc. ("United"), its consolidated joint venture. The president of United is also the executive vice president of the Company. All significant intercompany transactions have been eliminated in consolidation. Minority interest in joint venture earnings represents the portion of net earnings attributable to United.

     CASH AND CASH EQUIVALENTS

     The Company considers cash balances at financial banking institutions and brokerage firms to be cash and cash equivalents. At times, such balances may be in excess of Federal Deposit Insurance Corporation (FDIC) insured limits.

     INVESTMENTS

     The Company invests in various securities and reports its investments at fair market value. Realized and unrealized gains and losses are reflected in the statement of operations.

     REVENUE RECOGNITION

     Fee income from corporate financial advisory and consulting services are recorded when services are provided.

WIEN GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002
--------------------------------------------------------------------------------


     USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     Management of the Company uses estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could vary from the estimates that management uses.

     INCOME TAXES

     Income taxes generally are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes for operating losses that are available to offset future taxable income. Deferred tax assets arising from net operating losses are reported net of a 100% valuation allowance due to the uncertainty of its potential utilization.

     SIGNIFICANT CREDIT RISK

     Cash balances and all securities are held by Spear, Leeds & Kellogg, located in New York City, New York. Included in cash and cash equivalents at December 31, 2002 and June 30, 2002 is approximately $92,000 and $80,400, respectively, held at Spear, Leeds in excess of FDIC insured limits.

2.   NOTES RECEIVABLE

     Note receivable is due from Sassoon Financial Holdings, Inc. The sixty-day note was originally due July 14, 2002 with interest at 12% per annum and was extended to July 15, 2003. The Company's executive vice president is a director of Sassoon.

3.   LOANS PAYABLE

     Loans payable are due to an entity with common management and are non-interest bearing and due on demand.

4.   INVESTMENTS

     Investments consisted of 2,500 shares of Aberdeen Asia-Pacific Prime Income Fund with a cost basis of $11,925 at June 30, 2002. Unrealized gains (losses) of ($675) and $1,650 were recognized in the periods ended December 31, 2001 and June 30, 2002, respectively, and are

WIEN GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002
--------------------------------------------------------------------------------


     included in the statement of operations. The investment was sold in December 31, 2002 and the Company incurred a net loss of $1,025.

5.   COMMON STOCK

     During the fiscal year 2001, with the approval of the board of directors, the Company increased its authorized common stock from 5,000,000 to 25,000,000 shares at $.01 par value and also authorized 1,000 shares of series A convertible preferred stock at $.01 par value.

     In July 2001, the Company issued 10,000 shares of common stock at $0.10 per share as compensation for services rendered. During the year 2001, the Company issued 1,925,000 shares of common stock in exchange for a capital contribution of $192,000.

12.  INCOME TAXES

     The Company has net operating losses for tax purposes totaling approximately $87,000 at December 31, 2002 and $50,000 at December 31, 2001 that are available to offset future taxable income and expire in 2016. A 100% allowance is provided for against deferred tax assets because the actual future benefit cannot be determined.

     Income tax expense consists of the following for the periods ended December 31:

                                                    2002             2001
                                                  -------          -------

     Deferred income tax benefit ........         $ 2,600          $ 2,900

     Valuation allowance ................          (2,600)          (2,900)
                                                  -------          -------

     Net deferred tax benefit ...........         $  --            $  --
                                                  =======          =======

WIEN GROUP INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002
--------------------------------------------------------------------------------


     Deferred tax assets consist of the following at December 30:

                                                   2002             2001
                                                 --------         --------

     Deferred tax asset - beginning .....        $ 18,300         $  9,300

     Deferred income tax benefit ........           2,600            2,900

     Valuation allowance ................         (20,900)         (12,200)
                                                 --------         --------

     Deferred tax asset - end ...........        $   --           $   --
                                                 ========         ========

13.  RELATED PARTY TRANSACTIONS

     The Company entered into a joint venture agreement with United Institutional Investments, Inc. ("United"). Per the agreement, profit and losses of the joint venture are allocated 50% to each company. Wien Group Inc. has full, exclusive and complete discretion in the management of the business of the joint venture.

     The Company's offices are provided rent free by an entity with common management.

14.  SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES

     In July 2001, the Company issued 10,000 shares of common stock at $0.10 per share as compensation for services rendered. The transaction was recorded as an expense of $1,000, paid in capital of $900 and common stock of $100.

                            BACK COVER OF PROSPECTUS

                      DEALER PROSPECTUS DELIVERY OBLIGATION


UNTIL _______2005, (TWO YEAR ANNIVERSARY OF EFFECTIVE DATE) ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The New York Business Corporation Law, or BCL, provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her, in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a non-derivative action or threatened action, the BCL provides that a corporation may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

     Under the BCL, a director or officer who is successful, either in a derivative or non-derivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the bylaws of a corporation or, when authorized by such certificate of incorporation or bylaws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

     The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

     Section 726 of the BCL also contains provisions authorizing a corporation to obtain insurance on behalf of any director and officer against liabilities, whether or not the corporation would have the power to indemnify against such liabilities, including certain losses arising from claims made against such directors and officers by reason of any wrongful acts (as defined in any such policy) in their respective capacities as directors or officers. Currently, we do not maintain any such insurance coverage for our directors and officers. However, we contemplate purchasing such insurance as soon as such purchase is practical and possible.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     We estimate the following expenses in connection with this registration.

SEC registration fee                                   $       200
Printing costs                                               1,500
Blue sky fees                                                3,000
Accounting fees and expenses                                10,500
Legal fees and expenses                                     40,000
Miscellaneous                                                3,500
                                                       -----------

         Total                                         $    58,700

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     During fiscal year ended June 30, 2001, we sold 1,925,000 shares of Common Stock to 29 investors for $192,000. Additionally, in July 2001, the Company issued 10,000 shares of common stock at $0.10 per share to Ms. Lorraine Gromek as compensation for administrative services rendered. These administrative services mainly were comprised of secretarial duties. These sales of shares were exempt from registration under Section 4(2) of the Securities Act of 1933 as a transaction not involving a public offering. We issued the shares subject to resale restrictions. These shares were sold solely to investors who were able to demonstrate, by completing a Subscription Agreement, that they were accredited investors. Additionally, each investor was provides with a package of information that adequately described the Company and disclosed all relevant information.

ITEM 27.  EXHIBITS.

     The following exhibits are filed or incorporated by reference as part of this Registration Statement.

(3)   ARTICLES OF INCORPORATION AND BYLAWS

      3.1 Certificate of Incorporation of the registrant (then named John De Nigris Associates, Inc.) dated March 13, 1968, and filed with the State of New York, Department of State on March 18, 1968

      3.2 Certificate of Amendment of Certificate of Incorporation of the registrant (then named John De Nigris Associates, Inc.) dated June 10, 1968, and filed with the State of New York, Department of State on June 13, 1968

      3.3 Certificate of Amendment of Certificate of Incorporation of the registrant (then named John De Nigris Associates, Inc.) dated August 29, 1974, and filed with the State of New York, Department of State on September 6, 1974 (changing name to Wien Group, Inc.)

      3.4 Bylaws of the registrant (adopted under prior name John De Nigris Associates, Inc.)

(4)   INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

      4.1   Form of Certificate of Common Stock of Wein Group, Inc.

(5)   OPINION ON LEGALITY

      5.1 Opinion of L. Stephen Albright regarding the legality of the securities being registered

(10)  MATERIAL CONTRACTS

      10.1 Engagement Letter, dated September 24, 2001, between the registrant, United Institutional Investments, Inc., and Erica International, Corp.

      10.2 Engagement Letter, dated September 7, 2001, between the registrant, United Institutional Investments, Inc., and First Step Distribution Network, Inc.

      10.3 Engagement Letter, dated November 1, 2001, between the registrant, United Institutional Investments, Inc., and Zephyr Media

      10.4  Joint  Venture   Agreement   between  the   registrant   and  United
Institutional Investments, Inc., dated July 1, 2001

      10.5  Consulting    Agreement   between   the   registrant   and   Wottage
International Corporation, Ltd., dated April 30, 2002

      10.6 Consulting Agreement between registrant and GSI Technologies USA, Inc., dated April 24, 2002

      10.7 Engagement Letter, dated August 20, 2002, between the registrant and Mobile Area Networks, Inc.

      10.8 Engagement Letter, dated July 26, 2002 between the registrant and Bio Defense Corporation

      10.9  Consulting Agreement between Health Renu, Inc., dated June 26, 2002

      10.10 Consulting Agreement between registrant and IWT Tesoro Corp, dated October 7, 2002

      10.11 Consulting Agreement between registrant and SN Entertainment, Inc., dated September 24, 2002

      10.12 Engagement Letter, dated October 7, 2002, between registrant and Security Intelligence Technologies, Inc.

      10.13 Engagement Letter, dated October 22, 2002, between registrant and Freedom Oil & Gas, Inc.

      10.14 Engagement Letter, dated October 23, 2002, between registrant and Lightsport Products, Inc.

      10.15 Form of Subscription Agreement, dated January 25, 2001, used by registrant to raise funds and sell securities in a private placement during calendar 2001

      10.16 Form of Subscription Agreement to be used by registrant to sell securities pursuant to this Registration Statement

(21)  SUBSIDIARIES OF THE REGISTRANT

      21.1  Subsidiaries of the Registrant - NONE

(23)  CONSENTS OF EXPERTS AND COUNSEL

      23.1  Consent of Lilling & Company LLP re: June, 2002 financials

      23.2  Consent of Lilling & Company LLP re: September, 2002 financials

      23.3  Consent of Lilling & Company LLP re:  December,  2002  financials

      23.4  Consent of L. Stephen Albright

ITEM 28.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii)  To  include   any   additional   or  changed   material
                  information on the plan of distribution;

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, as amended, and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Jersey, State of New Jersey, on May 14, 2003.

                                   WIEN GROUP, INC.
                                   Registrant


                                   By:    /s/ Stephen S. Wien
                                          -------------------------------------
                                          Stephen S. Wien
                                          President and Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Name                         Title                             Date
        ----                         -----                             ----


/s/ Stephen S. Wien        President, Chief Executive               May 14, 2003
--------------------
Stephen S. Wien            Officer, Chief Financial
                           Officer, and Director (Principal
                           Executive, Financial, and
                           Accounting Officer)


/s/ Alan Hirsch            Executive Vice President                 May 14, 2003
--------------------
Alan Hirsch                and Director



/s Buddy Young             Director                                 May 14, 2003
--------------------
Buddy Young

                                 EXHIBITS INDEX
                                 --------------
EXHIBIT
  NO.                                  TITLE OF DOCUMENT
-------       ------------------------------------------------------------------

3.1 Certificate of Incorporation of the registrant (then named John De Nigris Associates, Inc.) dated March 13, 1968, and filed with the State of New York, Department of State on March 18, 1968

3.2 Certificate of Amendment of Certificate of Incorporation of the registrant (then named John De Nigris Associates, Inc.) dated June 10, 1968, and filed with the State of New York, Department of State on June 13, 1968

3.3 Certificate of Amendment of Certificate of Incorporation of the registrant (then named John De Nigris Associates, Inc.) dated August 29, 1974, and filed with the State of New York, Department of State on September 6, 1974 (changing name to Wien Group, Inc.)

3.4 Bylaws of the registrant (adopted under prior name John De Nigris Associates, Inc.)

4.1           Form of Certificate of Common Stock of Wien Group, Inc.

5.1 Opinion of L. Stephen Albright regarding the legality of the securities being registered

10.1          Engagement   Letter,   dated  September  24,  2001,   between  the
              registrant, United Institutional Investments, Inc., and Erica International, Corp.

10.2          Engagement   Letter,   dated   September  7,  2001,   between  the
              registrant, United Institutional Investments, Inc., and First Step Distribution Network, Inc.

10.3 Engagement Letter, dated November 1, 2001, between the registrant, United Institutional Investments, Inc., and Zephyr Media

10.4          Joint  Venture   Agreement   between  the  registrant  and  United
              Institutional Investments, Inc., dated July 1, 2001

10.5          Consulting   Agreement   between   the   registrant   and  Wottage
              International Corporation, Ltd., dated April 30, 2002

10.6 Consulting Agreement between registrant and GSI Technologies USA, Inc., dated April 24, 2002

10.7 Engagement Letter, dated August 20, 2002, between the registrant and Mobile Area Networks, Inc.

EXHIBIT
  NO.                                  TITLE OF DOCUMENT
-------       ------------------------------------------------------------------

10.8 Engagement Letter, dated August 20, 2002, between the registrant and Bio Defense Corporation

10.9 Consulting Agreement between the registrant Health Renu, Inc., dated June 26, 2002

10.10 Consulting Agreement between registrant and IWT Tesoro Corp, dated October 7, 2002

10.11 Consulting Agreement between registrant and SN Entertainment, Inc., dated September 24, 2002

10.12 Engagement Letter, dated October 7, 2002, between registrant and Security Intelligence Technologies, Inc.

10.13 Engagement Letter, dated October 22, 2002, between registrant and Freedom Oil & Gas, Inc.

10.14 Engagement Letter, dated October 23, 2002, between registrant and Lightsport Products, Inc.

10.15 Form of Subscription Agreement, dated January 25, 2001, used by registrant to raise funds and sell securities in a private placement during calendar 2001

10.16 Form of Subscription Agreement to be used by registrant to sell securities pursuant to this Registration Statement

23.1          Consent of Lilling & Company LLP re: June, 2002 financials

23.2          Consent of Lilling & Company LLP re: September, 2002 financials

23.3          Consent of Lilling & Company LLP re: December, 2002 financials

23.4          Consent of L. Stephen Albright